Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2020, with respect to the consolidated financial statements of Histogen Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), included in Amendment No. 2 to Form S-4 (Registration No. 333-236332) filed with the Securities and Exchange Commission on March 30, 2020.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 26, 2020